Exhibit 10.5

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 17th day of December, 2024, by and between AUDAX PRIVATE CREDIT FUND, LP, a Delaware limited partnership (the “Private Fund”), AUDAX MANAGEMENT COMPANY (NY), LLC, a Delaware limited liability company (the “Manager”), and AUDAX PDB MANAGEMENT COMPANY, LLC, a Delaware limited liability company (the “BDC Adviser” and, together with the Manager, the “Adviser”).

WHEREAS, the Private Fund was organized on July 23, 2024 and entered into an amended and restated agreement of limited partnership on October 1, 2024 (such agreement as may be further amended and restated, the “Partnership Agreement”), and intends to, subject to receipt of the requisite approvals from holders of its outstanding limited partnership interests, convert by operation of law (the “Conversion Event”) to a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) and the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.), enter into a limited liability company agreement, as may be amended or restated (such agreement, together with the Partnership Agreement, the “Governing Documents”) and elect to be regulated as a business development company (the Private Fund following the Conversion Event referred to herein as the “BDC” and, together with the Private Fund, the “Fund”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Private Fund has retained the Manager to furnish investment advisory services to the Private Fund on the terms and conditions set forth in the management agreement, dated October 1, 2024, entered into between the Private Fund and the Manager, as may be amended or restated (the “Management Agreement”), and the BDC Adviser intends to provide investment advisory services to the BDC pursuant to an investment advisory agreement entered into between the BDC and the BDC Adviser, substantially in the form included as Exhibit A hereto, with such non-material changes as the officers of the Fund, with the advice of counsel, shall deem necessary or appropriate (as may be amended or restated, the “Investment Advisory Agreement”), beginning on the date of the Conversion Event;

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments to the Fund

(a) At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Fund.

(b) The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five (45) days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2. Reimbursement of Expense Payments by the Fund

(a) Following any calendar month or quarter, as applicable, in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month or quarter, as applicable (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month or quarter, as applicable, have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating

Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any calendar month or quarter, as applicable, shall equal the lesser of (i) the Excess Operating Funds in such calendar month or quarter, as applicable, and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month or quarter, as applicable, that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month or quarter, as applicable, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar month or quarter, as applicable, shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Company at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Company’s Operating Expense Ratio (as defined below) at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing operating expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company’s average net assets over the applicable period.

(d) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month or quarter, as applicable, except to the extent the Adviser has waived its right to receive such payment for the applicable month or quarter, as applicable. In connection with any Reimbursement Payment, the Fund may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month or quarter, as applicable, shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month or quarter, as applicable, and in no event later than forty-five (45) days after the end of such calendar month or quarter, as applicable.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar month or quarter, as applicable, in which such Reimbursement Payment obligation is accrued.

3. Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate (i) in the event of the termination by the Private Fund of the Management Agreement or, after the Conversion Event, termination by the BDC of the Investment Advisory Agreement; (ii) in the event that, prior to the Conversion Event, the Private Fund is dissolved or liquidated in accordance with Sections 9.3 and 9.4 of the Partnership Agreement or, after the Conversion Event, the board of directors of the BDC makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

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4. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Governing Documents, or to relieve or deprive, prior to the Conversion Event, the general partner of the Private Fund or, after the Conversion Event, the board of directors of the BDC of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. For the avoidance of doubt, a person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement. Any party executing and delivering this Agreement by an Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AUDAX PRIVATE CREDIT FUND, LP

By:	Audax Private Credit Business, LP, its general partner

By:	Audax Holdings I, L.L.C., its general partner

By:	/s/ Byron Pavano
Name:	Byron Pavano
Title:	Authorized Person

AUDAX MANAGEMENT COMPANY (NY), LLC

By:	/s/ Byron Pavano
Name:	Byron Pavano
Title:	Authorized Person

AUDAX PDB MANAGEMENT COMPANY, LLC

By:	Audax Management Company (NY), LLC, its manager

By:	/s/ Byron Pavano
Name:	Byron Pavano
Title:	Authorized Person

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐	Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐	Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:

Exhibit A

Form of Investment Advisory Agreement